                                                                    EXHIBIT 10.4

         Robert A. Young                    700-744 West Hastings Street
         and Associates                     Vancouver BC Canada V6C 1A6
         Corporate Development              Tel: (604) 682-5123
         Corporate Finance                  Fax: (604) 664-3920


Power Technology Inc.                                      Jan 23, 2002
1818-1177 W. Hastings Street
Vancouver, B.C.
V6E 2K3

Attn: Lee Balak

Dear Lee:

         As per our past conversations, we are pleased to submit this proposal to perform investor relations/corporate development functions for Power Technology Inc. to include: introduce the company to our investor following (over 1000 people that we know well) including brokers, mutual funds, newsletter writers, the industry press, analysts and individual investors. We have a toll free number that works from all over North America and mass fax capabilities. We also have a 300 person select client list that we woudl introduce to the company as a first priority if we were engaged. We would emphasize calls to power brokers and influential investors.

2. Communicate to the above groups, company information relating to your exciting corporate prospects. Best efforts would be made towards the enhancement of shareholder value.

3. We would write up Power Technology on our newsletter, the "Gold and Growth Investment Review" which would be sent to our following and be available for corporate packages.

4. We would organize any lead generation activity with the approval and input of your company's management. We would do the follow up with leads generated. We always recommend that the company spend at least $15,000 on properly worded email blasts with effective lists. The copy should be very short (not telling the whole story) but should generate leads to the website, our toll free or calls to management. We have lots of experience writing email communication pieces that generate leads and buying and we would be happy to write yours with your input and approval.

5. We would do broker/investor presentations in our office or hotel room.

6. Robert A. Young and Associates would pay their own overheads including rent, staff, phone, small volume fax and toll free line. We would expect Power Technology to pay for mass faxing charges plus mass email charges (pre-approved by management). All pre-approved travel to be paid by Power Technology.

7. We would participate in your booth in investment related trade shows.

8. We would provide input re investor communication material/investor package, if required.

9. We would approach our contacts at the financial media (web-related) i.e. Stockhouse, NewsGurus, Globe and Mail, Business in Vancouver and National Post.

10. There would need to be an agreed upon lead generation program for the USA with an appropriate budget.

         Power Technology to pay retainer/option incentive as outlined below:

         As a working fee to do the above services, we would require a retainer of $5000.00 a month with the first cheque paid up front as an engagement cheque and the following cheques every 30 days. Our contract is to be for a period of minimum of 8 months renewable at the end of the term, for 12 months, upon mutual agreement.

         The points above are agreed to by the following two parties below:


-----------------------------------         --------------------------------
Robert A. Young                             Lee Balak
Robert A. Young and Associates              Power Technology Inc.

Date:     January 22, 2002                  Date:    January 23, 2002
     ------------------------------              ---------------------------


Sincerely,


/s/ Robert
Robert A. Young